Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-120057, 333-138456, 333-140627, 333-161355, 333-162844, 333-170619, 333-190640, 333-203441 and 333-229814 on Form S-8 and No. 333-190642 on Form S-3 of our reports dated July 25, 2019 relating to the financial statements and financial statement schedule of AngioDynamics, Inc., and the effectiveness of AngioDynamics Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of AngioDynamics, Inc. for the year ended May 31, 2019.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
July 25, 2019